Exhibit 99.1

QCR Holdings, Inc.

401(k) Plan

Financial Report

December 31, 2020

QCR Holdings, Inc. 401(k) Plan

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
QCR Holdings, Inc. 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the QCR Holdings, Inc. 401(k) Plan (the “Plan”) as of December 31, 2020 and 2019, and the related statement of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2020 and 2019, and the changes in its net assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedule of assets held at end of year as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

We have served as the Plan’s auditor since 2008.

Chicago, Illinois

June 24, 2021

1

QCR Holdings, Inc. 401(k) Plan

Statement of Net Assets Available for Benefits

	December 31
	2020	2019

Assets
Investments at fair value	$99,499,685	$85,125,835
Participant notes receivable	979,646	963,530
Participant contribution receivable	133,276	—
Employer contribution receivable	2,439,306	2,413,097

Net Assets Available for Benefits	$103,051,913	$88,502,462

See Notes to Financial Statements.	2

QCR Holdings, Inc. 401(k) Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2020	2019
Additions to Net Assets
Contributions:
Employer	$2,389,281	$2,318,213
Participant	5,303,342	5,147,300
Rollover	2,214,517	1,762,705

Total contributions	9,907,140	9,228,218

Investment income:
Interest and dividends	1,109,532	1,385,258
Net realized and unrealized gains on investments	12,024,289	15,199,045

Total investment income	13,133,821	16,584,303

Interest from participant notes receivable	55,169	57,864

Total additions	23,096,130	25,870,385

Deductions from Net Assets
Benefits paid to participants	8,351,309	4,088,545
Administrative expenses	195,370	185,773

Total deductions	8,546,679	4,274,318

Net Increase in Net Assets Available for Benefits	14,549,451	21,596,067

Net Assets Available for Benefits
Beginning of year	88,502,462	66,906,395

End of year	$103,051,913	$88,502,462

See Notes to Financial Statements.	3

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 1 - Description of the Plan

The following description of the QCR Holdings, Inc. 401(k) (the “Plan”) provides only general information. Participants should refer to the plan agreement for a complete description of the Plan’s provisions.

General - The Plan is a defined contribution plan covering substantially all employees of QCR Holdings, Inc., and its subsidiaries, Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Rockford Bank and Trust Company, Community State Bank, Springfield First Community Bank, M2 Lease Funds, LLC and Bates Financial Advisors, Inc., (collectively referred to as the “Company”) who are at least 18 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

On November 30, 2019, QCR Holdings, Inc. sold substantially all of the assets and transferred substantially all of the liabilities of Rockford Bank and Trust Company to Illinois Bank and Trust, a wholly owned subsidiary of Heartland Financial USA, Inc. In connection with the sale, the Plan was amended to allow all of the participants of the Plan who were employees of Rockford Bank and Trust Company to retain their participant accounts within the Plan, become fully vested in all employer contributions on November 30, 2019, and deemed to have met all of the eligibility requirements to receive employer matching contributions, as noted below.

In March 2020, the World Health Organization categorized Coronavirus Disease 2019 (“COVID-19”) as a pandemic. The COVID-19 pandemic has resulted in economic uncertainty and extreme volatility in financial markets, and has affected, and may continue to affect the market price of Plan assets. The duration and ultimate impact of COVID-19 is uncertain and difficult to assess or predict.

The Plan was amended to implement certain changes permitted by the Coronavirus AID, Relief and Economic Security Act (the CARES Act), which provides for the Plan to, among other changes, allow certain eligible individuals to receive coronavirus-related distributions (CRDs), suspend required minimum distributions and delay the commencement date for required minimum distributions.

Contributions - Participants may contribute up to 100 percent of their eligible compensation in the form of a salary reduction, subject to certain limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans in the form of a rollover contributions.

4

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 1 - Description of the Plan (Continued)

Contributions continued - The Company makes discretionary matching contributions equal to 100 percent of the first 3 percent of the participant’s compensation deferred and 50 percent of the next 3 percent of compensation deferred. The Company’s profit-sharing contribution to the Plan is discretionary and is determined annually by the board of directors. There were no discretionary profit-sharing contributions made for the years ended December 31, 2020 and 2019. Participants must complete 1,000 hours of service during the plan year and be actively employed on the last day of the plan year or have terminated employment due to death, disability, or retirement in order to be eligible for matching or profit-sharing contributions.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and the Company’s matching contribution, allocations of the Company’s discretionary profit-sharing contribution, plan earnings (losses), and administrative expenses. Allocations of the Company’s profit-sharing contribution are based on participant eligible wages. Allocations of the plan earnings are based on account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investment Options - Participants were able to select from various investments, including mutual funds, a common collective trust fund, and QCR Holdings, Inc. common stock, during the years ended December 31, 2020 and 2019. All contributions are allocated according to the participants’ investment directions.

Vesting - Participants are immediately vested in their voluntary contributions and actual earnings thereon. Vesting in the Company’s discretionary matching contribution, discretionary profit-sharing contribution, and earnings thereon is based on years of service. Vesting is based on years of continuous service beginning at 20 percent after 1 year of service and increasing 20 percent for each year of continuous service thereafter. A participant is 100 percent vested after 5 years of continuous service.

Participant Notes Receivable - The Plan allows eligible participants to borrow up to the lesser of one-half of their vested balance or $50,000 from the Plan. Under the terms of this provision, borrowings are subject to certain limitations, including a minimum borrowing of $1,000 and a maximum term of five years or a reasonable period of time, which may exceed five years for notes receivable used to acquire a principal residence. For the years ended December 31, 2020 and 2019, interest rates were fixed at the prime rate plus 1 percent at the note inception date. Principal and interest are paid through payroll deductions.

5

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 1 - Description of the Plan (Continued)

Payment of Benefits - Upon termination of service due to death, retirement, disability, or hardship, participants or their beneficiaries may elect either a lump-sum payment equal to the value of their account or monthly installments over a period not to exceed their life expectancy. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Involuntary distributions, in the form of rollovers, are made from terminated participant accounts with balances less than $5,000.

Forfeitures - The Company may elect to have forfeitures of terminated participants’ nonvested employer match and profit-sharing portions of their accounts used to reduce future Company matching and profit-sharing contributions.

Revenue Sharing - The Company has a revenue sharing agreement in place whereby fees earned by some of the mutual fund companies are shared with the Plan, which are used for the benefit of the Plan to pay administrative expenses. For the years ended December 31, 2020 and 2019, expenses to the Plan were reduced by $28,048 and $29,982, respectively, as these were paid under the revenue sharing agreement.

Note 2 - Summary of Significant Accounting Policies

Basis of Accounting - The financial statements of the Plan are prepared using the accrual basis of accounting.

Investment Valuation - The Plan’s investments are stated at fair value. The common collective trust fund is valued at net asset value per share (or its equivalent) of the fund, which is based on the fair value of the fund underlying net assets. There were no unfunded commitments or redemption restrictions on the common collective trust fund. Shares of mutual funds and Company common stock are valued at quoted market prices.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in different fair value measurements at the reporting date.

6

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 2 - Summary of Significant Accounting Policies (Continued)

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balance plus any accrued interest. Participant notes receivable are written off and considered deemed distributions in the quarter after the notes receivable become delinquent.

Payment of Benefits - Benefits are recorded when paid.

Expenses - Certain administrative and operating expenses are paid by the Plan’s sponsor.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Note 3 - Fair Value Measurement of Investments

The Plan accounts for its financial assets in accordance with Accounting Standards Codification 820, Fair Value Measurements and Disclosures (ASC 820), which are carried at fair value on a recurring basis in its financial statements. ASC 820 establishes a fair value hierarchy that requires assets measured at fair value to be categorized into one of three levels based on the inputs used in the valuation. Assets are classified in their entirety based on the lowest level of input significant to the fair value measurement. The three levels are defined as follows:

7

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 - Fair Value Measurement of Investments (Continued)

Level 1 - Quoted prices in active markets for identical assets that the Plan has the ability to access.

Level 2 – Observable inputs, other than Level 1 prices, such as quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 - Unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.  These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer.

8

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 3 - Fair Value Measurement of Investments (Continued)

Assets Measured at Fair Value on a Recurring Basis at December 31, 2020

	Total	Level 1
Mutual funds	88,067,731	88,067,731
QCR Holdings, Inc. common stock	8,739,783	8,739,783
Total investments measured at fair value	$96,807,514	96,807,514

Investments measured at NAV:
Common collective trust fund	2,692,171
Total investments at fair value	$99,499,685

Assets Measured at Fair Value on a Recurring Basis at December 31, 2019

	Total	Level 1
Mutual funds	72,732,933	72,732,933
QCR Holdings, Inc. common stock	9,818,552	9,818,552
Total investments measured at fair value	$82,551,485	82,551,485

Investments measured at NAV:
Common collective trust fund	2,574,350
Total investments at fair value	$85,125,835

Note 4 - Related Party Transactions

Certain plan investments include investments in shares of the Company’s common stock. For the years ended December 31, 2020 and 2019, the Plan purchased 16,211 and 11,462 shares of QCR Holdings, Inc. common stock, respectively, at a cost of $544,609 and $408,943, respectively. For the years ended December 31, 2020 and 2019, the Plan sold 19,315 and 36,288 shares of QCR Holdings, Inc. common stock, respectively, with proceeds of $710,638 and $1,443,206 respectively. At December 31, 2020 and 2019, the Plan held $8,739,783 (220,757 shares) and $9,818,552 (223,861 shares), respectively, of QCR Holdings, Inc. common stock.

In addition, the Company pays certain expenses for the Plan. These transactions qualify as party-in-interest transactions as defined under ERISA guidelines.

9

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 5 - Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, the accounts of all participants shall become 100 percent vested and shall be distributed to the participants or their beneficiaries.

Note 6 - Tax Status

The Company’s Board of Directors adopted a volume submitter 401(k) plan document. The plan sponsor has received, from the Internal Revenue Service, an opinion letter dated August 8, 2014, stating that the written form of the underlying volume submitter plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and that any employer adopting this form of the Plan will be considered to have a plan qualified under Sections 401(a) of the Code. The Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan is qualified and the related trust is tax exempt.

The plan administrator believes the Plan is no longer subject to tax examinations for years prior to 2017.

10

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2020 and 2019

Note 7 – Reconciliation of the Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2020 and 2019 to the Form 5500:

	2020	2019

Net assets available for benefits per the financial statements	$103,051,913	$88,502,462
Difference in valuation of the common collective trust fund from NAV to fair value	106,349	28,781

Net assets available for benefits per Form 5500	$103,158,262	$88,531,243

The following is a reconciliation of net increase in net assets available for benefits per the financial statements at December 31, 2020 and 2019 to the Form 5500:

	2020	2019

Net increase in net assets available for benefits per the financial statements	$14,549,451	$21,596,067
Difference in valuation of the common collective trust fund from NAV to fair value	77,568	38,337

Net increase in net assets available for benefits per Form 5500	$14,627,019	$21,634,404

11

QCR Holdings, Inc. 401(k) Plan

Schedule of Assets Held at End of Year

Form 5500, Schedule H, Item 4i

EIN 42-1397595, Plan Number 001

December 31, 2020

(a)	(b)	(c)	(d)	(e)
	Issue	Description	Cost	Current Value
**	QCR Holdings, Inc. Stock	Common stock	*	8,739,783
	American Funds Capital World Growth & Income R6	Mutual fund	*	2,250,896
	American Funds EuroPacific Growth R6	Mutual fund	*	9,802,948
	BNY Mellon Small/Mid Cap Growth	Mutual fund	*	7,293,238
	DFA Intl Small Cap Value Port	Mutual fund	*	1,086,794
	Invesco Developing Markets R6	Mutual fund	*	3,267,910
	Janus Henderson Small-Mid Cap Value	Mutual fund	*	3,159,335
	Prudential Absolute Return Bond Z	Mutual fund	*	2,834,648
	T. Rowe Price Spectrum Conservative Allocation Fund I	Mutual fund	*	71,694
	T. Rowe Price Spectrum Moderate Allocation Fund I	Mutual fund	*	156,184
	T. Rowe Price Spectrum Moderate Growth Allocation Fund I	Mutual fund	*	168,000
	T. Rowe Price Blue Chip Growth	Mutual fund	*	8,429,790
	Templeton Global Bond R6	Mutual fund	*	1,543,344
	Vanguard 500 Index ADM	Mutual fund	*	8,421,153
	Vanguard Intermediate Term Bond Index ADM	Mutual fund	*	669,803
	Vanguard Developed Markets Index ADM	Mutual fund	*	44,225
	Vanguard Emerging Markets Index ADM	Mutual fund	*	69,428
	Vanguard Mid Cap Index ADM	Mutual fund	*	1,706,117
	Vanguard Small Cap Index ADM	Mutual fund	*	1,974,144
	Vanguard Target Retirement 2015 Inv	Mutual fund	*	1,562,627
	Vanguard Target Retirement 2020 Inv	Mutual fund	*	825,199
	Vanguard Target Retirement 2025 Inv	Mutual fund	*	4,091,827
	Vanguard Target Retirement 2030 Inv	Mutual fund	*	2,040,379
	Vanguard Target Retirement 2035 Inv	Mutual fund	*	4,884,465
	Vanguard Target Retirement 2040 Inv	Mutual fund	*	3,097,045
	Vanguard Target Retirement 2045 Inv	Mutual fund	*	2,372,474
	Vanguard Target Retirement 2050 Inv	Mutual fund	*	3,530,511
	Vanguard Target Retirement 2055 Inv	Mutual fund	*	570,449
	Vanguard Target Retirement 2060 Inv	Mutual fund	*	100,031
	Vanguard Target Retirement 2065 Inv	Mutual fund	*	676,215
	Vanguard Target Retirement Income Inv	Mutual fund	*	350,690
	Vanguard Total Stock Market Index ADM	Mutual fund	*	2,291,680
	Vanguard Windsor II Admiral	Mutual fund	*	5,718,989
	Western Asset Core Plus Bond I	Mutual fund	*	3,005,499
	Morley Stable Value Fund	Common collective trust fund	*	2,692,171
		Subtotal		99,499,685

**	Participant notes receivable, bearing interest at rates of 4.25% to 6.50%			979,646

		Total		$100,479,331

* Cost information not required for participant-directed investments
** Party-in-interest, as defined by ERISA

Schedule I